EXHIBIT 10.23

[Missing Graphic Reference]

CONSULTANT SERVICES LETTER AGREEMENT

Date:  January 1, 2011

Lawrence S. Olanoff, M.D.
______________________

Dear Dr. Olanoff:

This letter agreement (this “Agreement”) confirms our agreement for advisory and consulting services as follows:

1)
Engagement.   Lawrence Olanoff, M.D., Ph.D. (“Consultant”) is hereby engaged as a consultant to Forest Laboratories, Inc., a Delaware corporation with a place of business at 909 Third Avenue, New York, New York 10022 (“Forest”), for a period of one (1) year from the date hereof (the “Term”) to provide Forest and its affiliates, including, without limitation, Forest’s wholly-owned subsidiary Forest Research Institute, Inc., with the consulting services described in paragraph 2.

2)
Services by Consultant.                                                From time to time during the Term, upon Forest’s request, Consultant shall provide Forest or its affiliates with advice concerning Forest’s business, including, without limitation, as to the review of product and business development opportunities, and shall perform consulting services related thereto, including without limitation, reviewing and analyzing data, materials and such other information as provided by Forest or its affiliates and responding to inquiries and requests from Forest employees.  All such consulting services and all other services to be performed by Consultant pursuant to this Agreement (collectively, the “Services”) shall be set forth and further defined in one or more work orders, substantially in the form attached as Exhibit A hereto (each, a “Work Order”), which shall be signed by each party (or, in the case of Forest, by the Forest affiliate requesting the services in question) prior to the performance of any Services by Consultant.  Each Work Order shall set forth, at a minimum, a description of the Services to be performed, the purpose of Consultant’s engagement and, if applicable, any work product or deliverables expected from Consultant, the date and location of any meeting that Consultant is required to attend and any additional payment or reimbursement specifications.  Each Work Order that is duly executed by both parties shall become a binding obligation of both parties, enforceable against each party hereto, and shall be deemed incorporated into, and made an integral part of, this Agreement.

3)	Compensation for Services.

a.
Consulting Fees.  In consideration of Consultant’s performance of the Services, and except to the extent otherwise provided in a specific Work Order, Forest will pay Consultant a fee of $500 per hour for the total number of hours billed by Consultant in each invoice issued by Consultant under paragraph 3(c).  Payment of consulting fees is contingent on completion and delivery of any work product or deliverable described in the applicable Work Order.

b.
Reimbursable Expenses.  In the event Forest requires Consultant to travel in connection with the performance of the Services, Forest will reimburse Consultant for out-of-pocket expenses, including the reasonable cost of transportation, meals and lodging, where applicable.

c.
Invoices.  Consultant will invoice Forest, on a monthly basis (or as otherwise set forth in the applicable Work Order), for fees and expenses accrued hereunder in an invoice format reasonably acceptable to Forest, which invoice will (a) identify the Work Order and billing period covered by the invoice, (b) detail the number of hours worked in the applicable billing period for such Work Order, (c) itemize all reimbursable expenses incurred by Consultant during such billing period for such Work Order and (d) attach appropriate supporting documentation for such expenses.  If applicable, the invoice should also reference the related project name or study number and the Forest supervisor for such project or study.  Forest will not be required to make payments with respect to any invoiced amount which is first billed to Forest more than six (6) months after accrual.  Within fifteen (15) days after a notice of termination is delivered under paragraph 8, Consultant shall provide Forest with a final invoice for all unbilled Services under each Work Order performed by Consultant prior to termination.

Invoices shall be sent by electronic mail to Frank Perier, Exec. V.P, Finance, Administration & CFO at frank.perier@frx.com or mailed to the following address:

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Attention:  Frank Perier, Exec. V.P, Finance, Administration & CFO

All other payment-related correspondence shall be sent by electronic mail to Accounts.Payable@frx.com.

d.
Payments.  All payments to Consultant hereunder will be made by or on behalf of Forest either by (a) check within sixty (60) days of receipt of Consultant’s invoice or (b) ACH Electronic Funds Transfer within thirty-five (35) days of receipt of Consultant’s invoice.  To be paid by ACH Electronic Funds Transfer, Consultant must complete and email the ACH Electronic Funds Transfer Form, attached to Exhibit B hereto, to Accounts.Payable@frx.com.  Payments to Consultant hereunder will be made payable to:

Lawrence S. Olanoff, M.D., Ph.D.
___________________________

Tax ID Number: ______________

Any federal tax forms requested by Forest, including, if applicable, the Form W-9 attached to Exhibit B hereto, shall be sent by electronic mail to Accounts.Payable@frx.com and must be received by Forest before Forest is required to issue payment to Consultant.

4)
Corporate Integrity Agreement.  On September 15, 2010, Forest entered into a five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of the U.S. Department of Health and Human Services as part of a global civil, criminal and administrative settlement with the United States and individual states in connection with the promotion and distribution of certain of Forest’s products. The CIA is available at http://oig.hhs.gov/fraud/cia/index.html.  Under the CIA, Forest agreed to undertake certain obligations designed to promote compliance with the federal health care program and FDA requirements.  Forest and its affiliates may monitor the Services provided under this Agreement to assess whether they were performed in a manner consistent with Forest’s policies and procedures.  The CIA contains provisions requiring the disclosure of certain payments and other “transfers of value” made to physicians.  These disclosures may be made publicly available via a searchable online database, and may include the purpose of the payment and the aggregate value of the payment.

5)
Independent Contractor Status. Consultant will be an independent contractor and not an employee of Forest for purposes of the Services performed under this Agreement.  Accordingly, Consultant will be solely and unconditionally responsible for any and all federal, state or local taxes, social security withholding and other self-employment tax obligations with respect to payments made to Consultant under this Agreement.  Consultant acknowledges and agrees that he is not entitled to any of the benefits provided by Forest to its employees and that Forest will not procure, maintain or make payments with respect to any workers' compensation or unemployment compensation insurance on Consultant’s behalf.  This Agreement shall not be deemed to create any relationship of employment, partnership, joint venture or agency between the parties hereto.

6)	Confidentiality.

a.
Consultant will hold in confidence and take all steps necessary to preserve the confidentiality of any and all information and materials disclosed to Consultant by Forest or Forest’s affiliates, or the directors, officers, employees, consultants, advisors or agents of Forest or Forest’s affiliates (collectively, and together with Forest’s affiliates, the “Representatives”), under this Agreement and any and all Inventions (as hereinafter defined) (collectively, “Information”); except that the obligations of confidentiality and non-use set forth in this paragraph 6 shall not apply to:

(i)	Information which, at the time of disclosure hereunder, is in the public domain;

(ii)	Information which, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by Consultant;

(iii)
Information which Consultant can establish by written record was in Consultant’s possession at the time of disclosure hereunder, and was not acquired directly or indirectly from Forest or any Representatives;

(iv)	Information which Consultant receives, directly or indirectly, from a third party; provided, however, that such Information was not obtained by such third party from Forest or any Representatives; and

(v)	Information that is or was independently developed by Consultant without any use of Information disclosed hereunder, as documented by written record.

Without limiting the generality of the foregoing, Information shall be deemed to include Protected Health Information as such term is defined by the Health Insurance Portability and Accountability Act and regulations thereunder.

b.
Notwithstanding anything to the contrary contained herein, Consultant may disclose Information to the extent Consultant is required to do so by applicable law, governmental order or subpoena; provided, however, that Consultant furnishes Forest with prior written notice of any such contemplated disclosure to allow Forest a reasonable opportunity to seek appropriate limitations or protective measures with respect to such disclosure, and will cooperate with Forest in seeking such protections or limitations.  In the event that no such protection or limitation is obtained by Forest, Consultant agrees to exercise all reasonable efforts to obtain confidential treatment for such disclosure.

c.
Except as specifically permitted by this paragraph 6, Consultant agrees that he will not directly or indirectly disclose the Information to any third party without the prior written consent of Forest nor use the Information for any purpose other than the performance of the Services.

d.	The obligations contained in this paragraph 6 shall survive for a period of seven (7) years following the expiration or termination of this Agreement.

e.
Consultant acknowledges that monetary damages calculated at law would not be an adequate remedy for the breach by Consultant of any provision of this paragraph 6 and that Forest is entitled to injunctive or other appropriate equitable relief in the event of any such breach.

f.
Consultant shall not have any rights to the publication or copyright of any Information or other materials made available to Consultant through this Agreement, or developed by Consultant in the performance of the Services (including to Inventions, as hereinafter defined), without Forest’s prior written approval, except as required by law.

g.
Upon expiration or termination of this Agreement, or at any time upon Forest’s request, Consultant will promptly return to Forest any Information delivered to Consultant hereunder, and Consultant will not retain any copies thereof or hold any lien over such Information.

h.
Consultant shall not disclose to any third party the terms and conditions of this Agreement without the prior written consent of Forest.  Consultant acknowledges that Forest and its affiliates reserve the right to disclose the nature of the relationship contemplated by this Agreement, including details pertaining to compensation, Services and other information as deemed relevant by Forest or its affiliates, without prior notification to, or authorization by, Consultant.

7)
Intellectual Property.  Consultant acknowledges that he has no proprietary or other rights or interests in or to any Information or such other information or materials furnished to Consultant by Forest or any Representatives in connection with Consultant’s performance of the Services, or to any use or application of any of the foregoing, all of which are the sole property of Forest or its affiliates (or third party licensors of Forest or its affiliates), and which shall be subject to the confidentiality and non-use obligations set forth in paragraph 6 hereof.  All data, results, ideas discoveries, inventions, reports or other works of authorship whether or not patentable or subject to copyright and which may be made, authored or conceived by Consultant as a result of performing the Services, whether alone or in conjunction with others (collectively, the “Inventions”), and all right, title and interest in and to such Inventions (including any intellectual property rights with respect thereto) throughout the world (including, without limitation, to any patents and patent applications and all divisions, reissues, continuations and extensions thereof), are hereby assigned to Forest and shall become the sole and exclusive property of Forest, to be held and enjoyed by Forest, its successors, assigns or other legal representatives, to the full end of the term for which such patents and patent applications may be granted as fully and entirely as the same would have been held and enjoyed by Consultant if this assignment had not been made. Consultant shall promptly disclose all Inventions to Forest, and Forest shall have full power and authority to file and prosecute patent applications and copyright registrations in Forest’s name throughout the world thereon and to procure and maintain patents and copyrights thereon. Consultant agrees, at Forest’s reasonable request and at Forest’s sole expense, to execute any applications, assignments, instruments and other documents, and perform such acts as Forest may deem necessary or advisable to confirm and vest in Forest all such right, title and interest throughout the world in and to Inventions and all intellectual property rights pertaining thereto, and to assist Forest in procuring, maintaining, enforcing, and defending such intellectual property rights and protection throughout the world.  In addition, Consultant agrees that Consultant shall not have the right to sell, license, convey or use any Invention or other Information except to the extent necessary to perform Consultant’s Services hereunder. The provisions of this paragraph 7 shall survive the termination of this Agreement.

8)
Termination.  Either party may terminate this Agreement at any time, with or without cause, by giving the other party at least thirty (30) days prior written notice.  Termination of this Agreement shall automatically terminate all Work Orders in effect at the time of such termination.  Payment will be made to Consultant for all expenses reasonably incurred pursuant to this Agreement prior to the date of termination (provided that such expenses cannot be canceled or recovered by Consultant from third parties); provided, however that no such payment will be made if Forest determines that Consultant has breached any of the terms and conditions set forth herein.  In no event will any such payment hereunder exceed the total amount agreed to in writing by Forest.  The provisions of this paragraph 8 and paragraphs 6, 7 and 11 shall survive termination or expiration of this Agreement.

9)
Absence of Debarment.  Consultant represents that Consultant (a) has not been debarred or convicted, and is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act (as amended), 21 U.S.C. § 335a, (b) has not been listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, and (c) has not been convicted of a criminal offense related to the provision of healthcare items or services, and is not subject to any such pending action.  Consultant agrees to promptly inform Forest in writing if Consultant is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

10)
Consultant Selection.  Consultant acknowledges and confirms that he has been selected to serve as a Consultant because of his expertise in the relevant subject matter and not, in any way, as an inducement to, or in return for prescribing, purchasing, using, recommending the formulary status of or dispensing any Forest product or any product of a Forest affiliate.  Consultant acknowledges and agrees that his judgment with respect to the Services will not be affected by the compensation he receives pursuant to this Agreement and that the payments provided hereunder for Consultant’s performance of the Services are consistent with arm’s length transactions, represent the fair market value of the Services to be performed by Consultant and are not in exchange for an agreement by Consultant to prescribe, use or recommend the prescription or use of any Forest product or any product of a Forest affiliate.

11)
Affiliated Institutions. Consultant shall provide the Services in compliance with all applicable rules, regulations and policies of any employer or institution with which he is affiliated, including, without limitation, rules and regulations requiring specific disclosure or record-keeping obligations.  Consultant will promptly notify Forest if he believes that any of the Services are in violation of, or may reasonably be expected to violate, any such rules, regulations or policies.  In addition, if Consultant is a member of a committee that sets formularies or develops clinical practice guidelines, he shall disclose the existence and nature of his relationship with Forest hereunder to such committee and agree to follow any applicable rules or procedures of such committee which may relate to such relationship.  The provisions of this paragraph 11 shall survive the termination or expiration of this Agreement.

12)
Notices.  Unless otherwise stated herein, all communications, reports and notices to be given hereunder shall be in writing and sent by personal delivery, a nationally recognized overnight courier service, facsimile transmission, or registered or certified mail, postage prepaid with return receipt requested, and shall be deemed communicated as of the date of personal delivery, confirmation of couriered delivery, confirmation of facsimile transmission or five (5) days after deposit in United States mail, as applicable.

Notices to Forest shall be addressed to:

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Attn: Vice President - General Counsel
Fax: (212) 224-6740

Notices to Consultant shall be addressed to:

Lawrence S. Olanoff, M.D., Ph.D.
___________________________

Either party may change its address by giving notice to the other party in the manner provided above.

13)	Assignment. Consultant shall not assign or subcontract any of his obligations hereunder to any third party without the prior written consent of Forest.

14)
Entire Agreement of the Parties. This Agreement and the related Work Orders contain all the covenants and agreements between the parties with respect to the rendering of Services.  No amendment or modification of this Agreement or any incorporated Work Order will be binding unless in writing and duly executed by both parties.

15)
Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

16)
Parties in Interest.   This Agreement is enforceable only by Consultant and Forest. The terms of this Agreement are not a contract with, or assurance regarding compensation, continued employment, or benefit of any kind to, any of Consultant’s personnel assigned to the Services, or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

17)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of law.

18)	Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and Forest, their respective successors and permitted assigns.

19)
Headings.  Captions or headings are for convenience only and in no way define, limit or describe the scope of this Agreement and shall not be considered in the interpretation of this Agreement or any provision hereof.

[Signature page follows]

If the foregoing comports with your understanding, please sign and return one copy of this Agreement to Forest to confirm our legally binding agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Delivery of this Agreement may be accomplished by exchange of facsimile or electronic mail (e.g., PDF) transmissions or by the exchange of originally executed signature pages.

Sincerely,

FOREST LABORATORIES, INC.

By: /s/ Francis I. Perier, Jr.
Name: Francis I. Perier, Jr.
Title:   Executive Vice President –
Finance and Administration &
Chief Financial Officer

Accepted and agreed as of the date first written above:

LAWRENCE OLANOFF, M.D., Ph.D.

/s/ Lawrence Olanoff, M.D., Ph.D.

EXHIBIT A

Form of Work Order

Work Order Date: services as initiated January 1, 2011

Lawrence S. Olanoff, M.D., Ph.D.
___________________________

Dear Dr. Olanoff:

1.
In accordance with the terms and conditions of that certain Consultant Services Letter Agreement (the “Agreement”), dated January 1, 2011, by and between you (“Consultant”) and Forest Laboratories, Inc. (“Forest”), Forest and Consultant agree to the description of Services to be performed by Consultant set forth below.  This Work Order shall be deemed incorporated in, and made an integral part of, the Agreement.  Capitalized words used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

2.	Consultant shall perform the following Services for Forest or its affiliates:
a. Attend all meetings in person or by teleconference as requested by Executive      management or their designees; generally, but not limited to, those held in New York City or Jersey City offices for 5 or more working days per month
b. review written or electronic documents as related, but not limited to,  to FRI activities (e.g. NDA drafts, FDA briefing books budgets, study results, etc. ) or licensing proposals as requested by Business Development or FRI, or strategic marketing plans as requested by Commercial groups.
c. fulfill other consulting assignments as requested Compliance, Manufacturing or Investor Relations

3.	No modification, amendment, or waiver of this Work Order shall be effective unless in writing and signed by both parties hereto.

4.
To the extent any terms in this Work Order (including any attachments to this Work Order) conflict with the terms of the Agreement, the terms of the Agreement shall govern, except to the extent that the terms of this Work Order expressly and specifically state an intent to supersede the Agreement on a specific matter.

If the foregoing comports with your understanding, please sign and return one copy of this Work Order to Forest.  This Work Order may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Delivery of this Work Order may be accomplished by exchange of facsimile or electronic mail (e.g., PDF) transmissions or by the exchange of originally executed signature pages.
Sincerely,

FOREST LABORATORIES, INC.

By: /s/ Francis I. Perier, Jr.
Name: Francis I. Perier, Jr.
Title:   Executive Vice President –
Finance and Administration &
Chief Financial Officer

Accepted and agreed as of the date first written above:

LAWRENCE OLANOFF, M.D., Ph.D.

/s/ Lawrence Olanoff, M.D., Ph.D.

EXHIBIT B

Forms

To be paid by ACH Electronic Funds Transfer, please complete and e-mail the ACH Form embedded in this document to Accounts.Payable@frx.com.
Use Form W-9 only if you are a U.S. person (including a resident alien) to provide your correct TIN to the person requesting it and, when applicable, to:
1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),
2. Certify that you are not subject to backup withholding, or
3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income.

Please open complete and e-mail the Form W-9 embedded in this document to Accounts.Payable@frx.com.